ENSERVCO Updates Investors on First Quarter Financial Expectations

●         Revenue expected to increase approximately 53% year over year to approximately $21.1 million from $13.8 million in first quarter last year

●         Net Income and Adjusted EBITDA also anticipated to show strong year over year growth

●         Management reiterates expectations for continued growth momentum in 2018 as higher activity levels are driving increased demand in all core service areas as well as new year-round water transfer business

DENVER, CO – April 12, 2018 – ENSERVCO Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it expects first quarter revenue to increase approximately 53% year over year to approximately $21.1 million versus $13.8 million in the same quarter last year.  The Company also expects first quarter net income and adjusted EBITDA to show considerable growth year over year.

“Consistent with our previously announced intentions to provide investors with more transparency into our financial results and operating highlights, we are pleased to report that steadily increasing activity levels by our E&P customers and increased market share are driving strong growth across all of our service offerings,” said Ian Dickinson, President and CEO.  “We are particularly pleased with a solid performance by our new water transfer business, which is gaining traction with new and existing customers and has the potential to be a very meaningful contributor to revenue in 2018 and beyond.  We remain focused on our key objectives of driving greater utilization across our entire fleet and de-levering our business to create value for our shareholders.”

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, and water hauling.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2017, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include expectations for improved revenue and adjusted EBITDA in the first quarter of 2018 and beyond; and plans to de-lever the business and increase fleet utilization; and expectations that water transfer will become a meaningful contributor to revenue.  It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO.  ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Direct: 303-880-9000

Email: jay@pfeifferhigh.com